Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 5, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of McKesson Corporation and subsidiaries, and the effectiveness of McKesson Corporation’s internal control over financial reporting (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and expresses an unqualified opinion of the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of McKesson Corporation for the year ended March 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

January 26, 2017